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                                                                  EXHIBIT 10.8


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                                               June 4, 2002

Re:  ADVANCE MI Study

Gentlemen:

         As you are aware, Schering Corporation ("Schering") and Millennium Pharmaceuticals, Inc. ("Millennium") are considering undertaking a Study (as defined below) under the terms of the Collaboration Agreement, dated April 10, 1995, as amended (the "Agreement").

         This letter confirms that Schering has agreed in principle to pay the lesser of (i) $[**] or (ii) [**] percent ([**]%) of the cost of the ADVANCE MI clinical study that has been proposed by Millennium to the FDA at the meeting on May 22, 2002 (the protocol for which is attached to this letter and made a part hereof). Following the FDA meeting, Schering and Millennium will promptly meet to review all FDA requested changes. Schering and Millennium will in good faith discuss and seek agreement to include such changes to the study as may be necessary from a clinical safety standpoint or as otherwise agreed. Both Parties will use good faith efforts to have the ADVANCE-MI protocol finalized and issued (the "Study") no more than ten (10) business days after the FDA meeting.

         Agreement by Schering under this letter agreement to fund the Study is made on the condition that if the following three events (i-iii) occur:

         (i) [**] (as defined in the Study protocol) for the study [**] for the study [**] and;

         (ii) the [**] for the [**] more than the [**] in the [**] and;

         (iii) the [**] for the [**] more than the [**] and;

         AND if either or both of the following two events (iv and v) occur:

         (iv) [**] Millennium/Schering [**] to the [**]; or

         (v)  [**] the final results of the Study, [**]
              [**] that is [**]l; or, (2) [**] that is [**]

then Millennium shall reimburse Schering for the payments incurred by Schering for the Study.

         If the expenditures for the Study are projected to exceed $[**], then Millennium will have the sole authority to accept or reject the additional expenditures and will bear sole financial responsibility for the additional expenditures.

         The reimbursement, if any, will be made [**] the completed results of the Study (e.g., first publication of an abstract or paper based on the completed results). However,


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if [**] based upon the [**] study, reimbursement, if any, will be made [**], subject to reasonable efforts and reasonable timing [**] as defined above. The reimbursement, if any, will be paid [**].

         It is acknowledged and agreed that the Study will be conducted under the terms of the Agreement; provided that notwithstanding any terms or conditions of the Agreement to the contrary, the parties' financial obligations with respect to the cost of the Study shall be governed by the terms of this letter agreement. Except as expressly modified by the terms of this letter agreement, all of the terms and conditions of the Agreement shall remain in full force and effect.

                                      Millennium Pharmaceuticals, Inc.

                                      By: /s/ ARTHUR J. HILLER
                                          --------------------

                                      Name:  ARTHUR J. HILLER
                                             ----------------

                                      Title:  GENERAL MANAGER,
                                              ---------------
                                              CARDIOVASCULAR

Agreed and Accepted:

Schering Corporation

By:  /s/ DAVID POORVIN
     -----------------

Name:  DAVID POORVIN
       -------------

Title:  VICE PRESIDENT
        --------------